Exhibit 99.2


                                 CERTIFICATION

The undersigned, the trustee (the "Trustee") in respect of the Trust Certificates (TRUCs) Series 2001-3, hereby certifies to Bear Stearns Depositor Inc. as follows:

      1. I have reviewed the annual report on Form 10-K and all reports on Form 8-K filed by U.S. Bank Trust National Association, solely as Trustee for the Trust Certificates (TRUCs) Series 2001-3 Trust and any distribution reports filed in respect of the Trust during the 2005 calendar year;

      2. The information in those reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, no misleading as of the last day of the period covered by the annual report;

      3. The distribution or servicing information required to be provided to the depositor by the Trustee under the trust agreement for inclusion in these reports is included in such reports; and

      4. I am responsible for reviewing the activities performed by the Trustee under the trust agreement and except as disclosed in these reports, the Trustee has fulfilled its obligations under the trust agreement.

                                    U.S. BANK TRUST NATIONAL
                                    ASSOCIATION


                                    By: /s/ Thomas E. Tabor
                                    ------------------------------
                                    Name: Thomas E. Tabor
                                    Title: Vice President
                                    Date: March 30, 2006